Exhibit 99.01
OG&E accepts settlement in long-running rate case

OKLAHOMA CITY -- Oklahoma Gas and Electric (OG&E) today said that it has accepted a settlement in its nearly year-long Oklahoma rate case.
Terms of the settlement include an approximate $4 million increase in the amount OG&E receives from base rates, a 10.2 percent return on equity, extension of funding for the company's System Hardening program, which is designed to improve reliability, and establishment of a procedure to expedite the recovery of the costs of high-voltage transmission projects.
"This settlement, while challenging in terms of overall cost recovery, removes uncertainty and provides a path forward for the recovery of our investment in transmission assets," said company spokesman Brian Alford. "The level and timing of cost recovery will increasingly challenge us to meet growing electricity demand and maintain the same level of service our customers have come to expect."
OG&E residential customers will see a small reduction in their monthly bills resulting from the settlement. New rates would go into effect following Oklahoma Corporation Commission approval of the agreement.
The three-member Commission is expected to deliberate on the settlement in early July.
OG&E's parent company, OGE Energy Corp. (NYSE: OGE), today reiterated its 2012 consolidated earnings guidance of $3.40 to $3.60 per average diluted share assuming normal weather for the remainder of the year.  More information will be provided in OGE Energy's second quarter 10Q scheduled for filing with the Securities and Exchange Commission on August 2, 2012.
OG&E, with 792,000 customers in a service area spanning 30,000 square miles in Oklahoma and Arkansas, is a subsidiary of OGE Energy (NYSE: OGE).
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2011.